EXHIBIT 99.1

Rimage Updates Outlook on Second Quarter 2012 Financial Results

Minneapolis, MN – July 18, 2012 – Rimage Corporation (NASDAQ: RIMG) today announced that it expects revenues for the second quarter ended June 30, 2012 to be in the range of $18.0 to $18.3 million. The Company previously provided guidance for second quarter 2012 revenues of $19.0 to $21.0 million.

Sherman L. Black, president and CEO, said, “The shortfall in our revenue expectations was the result of weaker than anticipated revenues from disc publishing. Qumu revenues came in as expected. Disc publishing hardware revenues were negatively impacted by slower than anticipated demand in Europe and the delay of several transactions in North America due to customer funding challenges. The lower than expected hardware revenues will impact our gross margin and our ability to recognize certain tax benefits, resulting in a second quarter 2012 net loss below our previous guidance of $(0.15) to $(0.17) per share.”

“In the third quarter, we expect disc publishing revenues to increase from the second quarter level. In addition, Qumu is demonstrating good traction. It ended June with a record contracted commitment backlog of approximately $6.6 million, which included the largest transaction in its history with a Fortune 50 company. In July, Qumu closed another multi-million dollar contract with a large European-based enterprise. These transactions will be recognized into revenue over the next several quarters.”

The Company will provide additional details on its second quarter results and business outlook in its second quarter earnings release and conference call, scheduled for Thursday, July 26.

Forward-Looking Statements

This press release contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Any statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the foregoing, words such as “may,” “will,” “expect,” “believe,” “anticipate,” or “estimate” or comparable terminology are intended to identify forward-looking statements. Such forward-looking statements include, for example, statements about: the Company’s future revenue and operating performance, the integration of the Qumu business, anticipated synergies between Rimage and Qumu businesses, the effect of changes in technology, or the development and marketing of new products. The statements made by the Company are based upon management’s current expectations and are subject to certain risks and uncertainties that could cause the actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties include the risk factors described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011 and other factors set forth in the Company’s filings with the Securities and Exchange Commission.

About Rimage Corporation

Founded in 1978, Rimage Corporation (NASDAQ: RIMG) helps businesses deliver digital content directly and securely to their customers, employees, and partners.  Rimage’s Qumu business is well established in the rapidly growing enterprise video communications market. Rimage’s Signal online publishing platform automatically pushes secure mobile content to nearly any mobile device or computer. Qumu and Signal, in combination with Rimage’s CD, DVD and Blu-ray-Disc™ publishing solutions, enable businesses to securely deliver their videos, documents, audio files and images in today’s multi-platform, multi-device world. Rimage supplies thousands of customers in North America, Europe and Asia with industry-leading solutions that increase engagement, collaboration and control. Additional information can be found at www.rimagecorp.com.

Blu-ray Disc™ is a trademark of the Blu-ray Disc Association.

Investor Contacts:

James Stewart, CFO

Rimage Corporation

952/944-8144

Doug Sherk/Jenifer Kirtland

EVC Group

415/568-9349

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